Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     This Amendment No. 2 is made as of this 8th day of October, 2003 by and between OrthoLogic Corp. (the “Corporation”) and Bank of New York (the “Rights Agent”).

     WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement dated as of March 4, 1997, as amended by the First Amendatory Agreement dated July 30, 1999 (as amended, the “Rights Agreement”) and wish to set forth herein their agreement concerning certain amendments to the Rights Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended in the following respects:

     1.     Section 1 is hereby amended by adding a subsection (p) as follows:

"(p) ‘Exempt Events’ shall mean any one or more of (i) the execution and delivery of that certain Asset Purchase Agreement dated October 8, 2003 by and between the Company and dj Orthopedics, LLC, a Delaware limited liability company (the ‘Asset Purchase Agreement’); (ii) the execution and delivery of any agreements described in, contemplated by or related to the Asset Purchase Agreement (‘Ancillary Agreements’); or (iii) the consummation of the transactions contemplated in the Asset Purchase Agreement and/or any Ancillary Agreement.”

     2.     Sections 1 (j) and (k) are hereby amended by adding at the end thereof the following:

“, but shall not include any Exempt Event.”

     3.     Section 13(a)(z) is hereby amended by adding the following at the end thereof:

“, other than any Exempt Event.”

     4.     EFFECTIVENESS. This Amendment shall be deemed effective as of the date hereof. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

     5.     SEVERABILITY. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     6.     GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such state applicable to contracts to be made and performed entirely within such state.

     7.     COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8.     MISCELLANEOUS. All capitalized terms in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to them in the Rights Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed as of the day and year first written above.

ORTHOLOGIC CORP.

By:	/s/ Thomas R. Trotter

Name:	Thomas R. Trotter
Title:	President and Chief Executive Officer

BANK OF NEW YORK

By:	/s/ Steven Myers

Name:	Steven Myers
Title:	Vice President